Exhibit 10.17

ST. PAUL TRAVELERS

EXECUTIVE OFFICER

STOCK OPTION GRANT NOTIFICATION AND AGREEMENT

Participant:	Grant Date:
Number of Shares:	Grant Price:
Expiration Date:

1. Grant of Option. This option is granted pursuant to the St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan (the “Plan”), by The St. Paul Travelers Companies, Inc. (the “Company”) to you, an employee (the “Participant”). The Company hereby grants to the Participant a non-qualified stock option (the “Option”) to purchase the number of shares set forth above of the Company’s common stock, no par value (“Common Stock”), at an option price per share (the “Grant Price”) set forth above, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein.

2. Terms and Conditions. The terms, conditions, and restrictions applicable to the Option are specified in this grant notification and agreement, the Plan, the prospectus dated July 28, 2004 (titled “St. Paul Travelers Equity Awards”), and any applicable prospectus supplement, (together, the “Prospectus”). The terms, conditions and restrictions in the Prospectus include, but are not limited to, provisions relating to amendment, vesting, cancellation, and exercise, all of which are hereby incorporated by reference into this grant notification and agreement to the extent not otherwise set forth herein. The terms, conditions and restrictions in this grant notification and agreement, the Prospectus, and the Plan constitute the Option agreement between the Participant and the Company (“Agreement”). By accepting this Option, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that this Option and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Option is contingent, and depends on the future market price of the Company’s common stock, among other factors. The Participant further confirms his or her understanding that the Option is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be canceled if vesting conditions are not satisfied. Thus, Participant understands that (a) any monetary value assigned to the Option in any communication regarding the award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of this Option or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) vesting may be subject to confirmation and final determination by the Company’s Board of Directors or a Committee of the Board that conditions to vesting have been satisfied. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by this Option unless and until the Option vests, is properly exercised and shares of Company common stock are issued.

3. Vesting. The Option shall vest and become exercisable on the dates set forth below, in installments equal to the percentage amounts set forth below, multiplied by the number of shares subject to the Agreement set forth above. The Option will expire on the tenth (10th) anniversary of the Grant Date set forth above, provided the Participant remains continuously employed by the Company or one of its subsidiaries.

INSTALLMENT PERCENTAGES	VESTING DATES

4. Exercise of Option. The Option may be exercised in whole or in part by the Participant upon notice to the Company together with provision for payment of the Grant Price and applicable withholding taxes. Such notice shall be given in the manner prescribed by the Company and shall specify the date and method of exercise and the number of shares being exercised. The Participant acknowledges that the laws of the country in which the Participant is working at the time of grant or exercise of the Option (including any rules or regulations governing securities, foreign exchange, tax, or labor matters) or Company accounting or other policies dictated by such country’s political or regulatory climate, may restrict or prohibit any one or more of the stock option exercise methods described in the Prospectus, that such restrictions may apply differently if the Participant is a resident or expatriate employee, and that such restrictions are subject to change at any time.

5. Termination of, and Breaks in, Employment. The terms and conditions set forth on Exhibit A hereto shall apply with respect to terminations of, and breaks in, employment.

6. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which Participant has access.

7. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company or the subsidiary employing the Participant to transfer certain Participant data to the Company, its subsidiaries, outside service providers, or governmental agencies. By accepting the Option, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

8. Entire Agreement; No Right to Employment. The Agreement constitutes the entire understanding between the parties hereto regarding the Option and supersedes all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. Nothing contained herein, in the Plan, or in the Prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

9. Arbitration; Conflict. Any disputes under this Agreement shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the event of a conflict between the Plan and this grant notification and agreement, or the terms, conditions, and restrictions of the Option as specified in the Prospectus, the Plan shall control.

10. Acceptance and Agreement by Participant. By clicking the button below, Participant accepts the Option and agrees to be bound by the terms, conditions, and restrictions set forth in the Prospectus, the Plan, this notification and agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.

THE ST. PAUL TRAVELERS COMPANIES, INC	PARTICIPANT’S ACCEPTANCE

By:

Its duly authorized officer	Participant’s Signature

EXHIBIT A

To St. Paul Travelers Executive Officer Stock Option Grant Notification and Agreement

When you leave the Company

References to “you” or “your” are to the Participant

If you terminate your employment or if there’s a break in your employment, your Option may be canceled before the end of the vesting term and the vesting and exercisability of your Option may be affected.

The provisions in the chart below apply to Options made under the Plan. Additional rules for vesting and exercisability apply in cases of termination if you satisfy certain age and years of service requirements (“Retirement Rule”), as set forth in “Retirement Rule” below.

If you:	Here’s what happens to Your Options:
Resign, or retire (and do not meet the Retirement Rule)	Vesting stops and unvested options will be cancelled on the termination date. You may exercise your vested options for up to 90 days after the termination date but no later than the original option expiration date.

Become disabled (as defined under the Company’s applicable long-term disability plan)	Options continue to vest on schedule. You may exercise vested options during the first 12 months of approved disability leave. If you are still on an approved disability leave after 12 months, unvested options will vest immediately, and you may exercise options for up to two years from such vesting but no later than the original option expiration date.

Take an approved personal leave of absence	For the first three months of an approved personal leave, vesting continues. If the approved leave exceeds three months, vesting is suspended until you return to work and remain actively employed for 30 calendar days. Vested options may be exercised during approved leave, but no later than the original option expiration date. If you terminate employment for any reason during the first year of an approved leave, the applicable termination provisions will apply. If the leave exceeds one year, all options will be canceled immediately.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence	Options will continue to vest on schedule, and you may exercise vested options during the leave but no later than the original option expiration date.

Die	Options fully vest upon death. Your estate may exercise options for up to two years from the date of death but no later than the original option expiration date.

Are terminated involuntarily for gross misconduct or for cause	Vesting stops and all outstanding options are cancelled on the termination date. You may exercise vested options on or before the termination date but no later than the original option expiration date.

Are terminated involuntarily other than for gross misconduct or for cause (including under the Company’s applicable separation pay plan or any successor or comparable arrangement)	Vesting stops on the termination date. You may exercise vested options for up to 90 days after the termination date but no later than the original option expiration date.

Retirement Rule

If, as of your termination date, you are at least (i) age 65, (ii) age 62 with one or more full years of service, or (iii) age 55 with 10 or more full years of service, then you meet the “Retirement Rule.” If you are terminated under the Company’s applicable separation pay plan or any successor or comparable arrangement, if any, your termination date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

The Retirement Rule does not apply if you were involuntarily terminated for gross misconduct or for cause. If you retire and do not meet the Retirement Rule, you will be considered to have resigned.

If you:
Meet the Retirement Rule	Options fully vest on the termination date and may be exercised for up to four years from the termination date, but no later than the original option expiration date, provided that you do not engage in any activities that compete with the business operations of the Company. You are not subject to this competition provision if you are terminated involuntarily.

Notes to the termination provisions

•	The Committee determines what constitutes “gross misconduct” and “cause.”

•	In any instance where the vesting and/or exercisability of an option extends past the termination of your employment, either pursuant to the terms of the grant or by action of the Committee, your option will be canceled if, in the determination of the Committee, you engage in conduct that:

•	Is in material competition with the Company’s business operations or

•	Breaches your duty of loyalty or is materially injurious to the Company, monetarily or otherwise.

The Company may change the provisions or the policies described in the termination provisions above at any time. The Company may specify other actions that may result in the cancellation of your option for events that occur either while you are still employed or after your employment terminates.

4